American Skandia Trust
For the fiscal period ended 12/31/06
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  American Skandia Trust - AST High Yield Portfolio

1.   Name of Issuer:  Ford Motor Co.

2.   Date of Purchase:  December 6, 2006

3.   Number of Securities Purchased:

4.   Dollar Amount of Purchase:  $1,250,000.00

5. Price Per Unit: $100 per unit. Bonds bearing a coupon of 4.25% and a maturity date of December 15, 2036.

6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Citigroup Global Markets, Inc.


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Citigroup
Goldman, Sachs & Co.
JPMorgan
Deutsche Bank Securities
Lehman Brothers
Merrill Lynch & Company
Morgan Stanley